Exhibit 4.4

April 30, 2009

Mr. William K. Holmes
Warner, Norcross & Judd, LLP
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, MI 49503

Dear Bill:

This letter agreement, when fully executed by the parties and approved by Federal Insurance Company and Progressive Casualty Insurance Company, shall constitute the second amendment to the Settlement and Release Agreement and Stock and Warrant Issuance Agreement executed as of November 12, 2008, and as amended by the First Amended Settlement and Release Agreement and Stock and Warrant Issuance Agreement executed as of January 30, 2009 (collectively, the “Agreement”).

The Agreement is hereby amended as follows:

1.	The title of the Agreement is changed to “Second Amended Settlement and Release and Stock and Warrant Issuance Agreement.”

2.	In the definition of “Final Settlement Date,” the date “April 30, 2009,” is deleted and is replaced with the date “May 20, 2009.”

3.	In the “Definitions” section, the term “Second Settlement Hearing” is deleted and is replaced with the term “Third Settlement Hearing.” All references in the definition of that term to “second” are deleted and are replaced with “third.” The date of “February 27, 2009,” is deleted and is replaced with the date “May 13, 2009.”

4.	In the “Definitions” section, the term “Second Settlement Hearing Order” is deleted and is replaced with the term “Third Settlement Hearing Order.”

5.	In Section 1.b, the date of “February 27, 2009,” is deleted and is replaced with the date “May 13, 2009.” All references in Section 1.b to “Second Settlement Hearing” are deleted and are replaced with the term “Third Settlement Hearing.”

6.	In Section 1.c, all references to the date “April 30, 2009,” are deleted and are replaced with the date “May 20, 2009.”

7.	In Section 1.d, the date “April 30, 2009,” is deleted and is replaced with the date “May 20, 2009.”

8.	Exhibits E and F are deleted and are replaced with the new Exhibits E and F attached hereto.

9.	Exhibit L is deleted and is replaced with the new Exhibit L attached hereto.

Except as set forth above, the Agreement shall remain unchanged and in full force and effect according to its terms.

If this letter agreement accurately reflects the new agreement of the parties, please have it executed by your clients and by Mr. Deardorff and return an executed copy to me for my files. Thank you.

Very truly yours,

/s/ Thomas M. Farrell

Thomas M. Farrell

TMF:psf

ACKNOWLEDGED AND AGREED:

/s/ Richard Deardorff
Richard Deardorff

/s/ Jon W. Swets, Chief Financial Officer
Macatawa Bank

/s/ Jon W. Swets, Chief Financial Officer
Macatawa Bank Corporation

EXHIBIT L
CONFIDENTIAL	VARNUM DRAFT 4/7/2009

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”) is entered into as of the _______ day of _________________, 2009, by and between  MACATAWA BANK CORPORATION , a Michigan corporation (the “Company”), and  REGISTRAR AND TRANSFER COMPANY , a New Jersey corporation (the “Warrant Agent”).

RECITALS

A.             The Company is a defendant in a lawsuit pending in the United States District Court for the Western District of Michigan (the “District Court”), entitled  In re Trade Partners, Inc. Investor Litigation , Case No. 1:07-MD-1846-RHB (the “Federal Litigation”).

B.             The Company is a defendant in a lawsuit pending in the Kent County Circuit Court in Grand Rapids, Michigan (the “Circuit Court”), entitled  Giese et al v. Macatawa Bank Corp et al,  Case No. 06-11707-CZ (the “State Litigation”).

C.             The parties to the Federal Litigation and the State Litigation have settled the dispute and entered into that certain Amended and Restated Settlement and Release and Stock and Warrant Issuance Agreement, dated January 30, 2009 (the “Settlement Agreement”).

D.             As part of the transactions to be consummated pursuant to the Settlement Agreement, the Company has issued warrants for the purchase of One Million Five Hundred Thousand (1,500,000) shares of common stock, no par value, of the Company (each, a “Warrant”).

E.             The Company wishes the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, division, transfer, exchange and exercise of the Warrants.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the parties agree as follows:

1.	DEFINITIONS

1.1            “Business Day” shall mean a day other than (a) a Saturday or Sunday, (b) any day on which banking institutions located in Holland, Michigan are required or authorized by law or by local proclamation to close or (c) any day on which the Nasdaq Stock Market is closed.

1.2            “Common Stock” shall mean the shares of the Company's common stock, no par value.

1.3            “Commercially Reasonable Best Efforts,” when used with respect to any obligation to be performed or term or provision to be complied with under this Agreement, shall mean such efforts as a prudent Person seeking the benefits of such performance or compliance would make, use, apply or exercise to preserve, protect or advance its rights or interests. Such efforts do not require the Person whose performance or compliance is required under this Agreement to incur a material financial cost or a substantial risk of material liability unless such cost or liability (i) is specifically contained in this Agreement or the Settlement Agreement, (ii) would customarily be incurred in the course of performance of or compliance with the relevant obligation, term or provision, (iii) is caused by or results from the wrongful act or negligence of the Person whose performance or compliance is required hereunder, or (iv) is not excessive or unreasonable in view of the rights or interests to be preserved, protected or advanced.

1.4            “Effective Date” means the first date on which the Company’s Registration Statement is declared effective by the SEC.

1.5            “Exercise Period” shall mean the period commencing on the later of (a) the date that is 366 days after the Warrants are issued to the initial Holders and (b) the Effective Date and ending at 5:00 p.m., Holland, Michigan time, on the fifth (5th) anniversary of the later of (a) or (b), as such period may be extended pursuant to the terms hereof.

1.6            “Exercise Price” shall mean the purchase price for each Warrant Share and shall be Nine Dollars ($9.00) per share, as adjusted from time to time pursuant to Sections 8.1 and 8.2 hereof.

1.7            “Holders” are the registered owners of the Warrants.

1.8            “Market” shall mean the Nasdaq Stock Market. If the Common Stock is no longer authorized for quotation on the Nasdaq Stock Market, the Market shall be the principal national securities exchange or quotation system on which the Common Stock is quoted or listed or admitted to trading or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the over-the-counter market.

1.9            “Material Information” is material nonpublic information concerning the Company, its subsidiaries, or its or their current or prospective business, financial condition, results of operations or prospects.

1.10         “Person” shall mean a natural person, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, limited liability partnership, government or any agency or political subdivision thereof or any other entity or organization.

1.11          “Qualifying Prospectus” shall mean a prospectus contained in a Registration Statement that satisfies all legal requirements.

1.12          “Registration Statement” shall mean a registration statement relating to the issuance by the Company of the Warrant Shares to the Holders upon exercise of the Warrants pursuant hereto.

1.13         “SEC” shall mean the United States Securities and Exchange Commission, or any successor governmental agency or authority thereto.

1.14         “Securities Act” shall mean the Securities Act of 1933, as amended.

1.15         “Trading Price,” as of any date, shall mean the dollar weighted average trading price per share for all round lot transactions in the Common Stock on the Market for the twenty (20) trading days ending two (2) days prior to that date.

1.16         “Warrant Shares” are the shares of Common Stock or other securities deliverable upon exercise of a Warrant.

2.	FORM OF WARRANT; EXECUTION; REGISTRATION

2.1            Form of Warrant; Execution of Warrants. The certificates evidencing the Warrants (the “Warrant Certificates”) shall be in the form attached to this Agreement. The Warrant Certificates shall be signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer, President or one of its Vice Presidents. The signature of any such officer on the Warrant Certificates may be manual or by facsimile. Each Warrant Certificate shall be dated the date it is countersigned by the Warrant Agent pursuant to Section 2.3.

2.2            Registration. The Warrant Certificates shall be numbered and shall be registered on the books of the Company maintained at the principal office of the Warrant Agent initially in Cranford, New Jersey (or such other place in the continental United States as the Warrant Agent shall from time to time notify the Company and the Holders in writing) (the “Warrant Register”) as they are issued. The Company and the Warrant Agent shall be entitled to treat the registered owner of any Warrant as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person.

2.3            Countersignature of Warrants. The Warrant Certificates shall be countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. Warrant Certificates may be countersigned, however, by the Warrant Agent and may be delivered by the Warrant Agent notwithstanding that the persons whose manual or facsimile signatures appear thereon as proper officers of the Company shall have ceased to be such officers at the time of such countersignature, issuance or delivery. The Warrant Agent shall, upon written instructions of the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company, countersign, issue and deliver Warrant Certificates entitling the Holders thereof to purchase not more than an aggregate of One Million Five Hundred Thousand (1,500,000) Warrant Shares (subject to adjustment pursuant to Section 8) and shall countersign, issue and deliver Warrant Certificates as otherwise provided in this Agreement.

3.	TRANSFER AND EXCHANGE OF WARRANTS

3.1            Transfer and Exchange. Subject to the terms of this Agreement, the Warrant Agent shall initially countersign, register in the Warrant Register, and deliver Warrants in accordance with the written instructions of the Company. Subject to the terms of this Agreement and the receipt of such documentation as the Warrant Agent may reasonably require, the Warrant Agent shall thereafter from time to time register the transfer of any outstanding Warrants upon the Warrant Register upon surrender of the Warrant Certificate or Certificates evidencing such Warrants duly endorsed or accompanied (if so required by it) by a written instrument or instruments of transfer in form reasonably satisfactory to the Warrant Agent (which may be in the form attached to this Agreement), duly executed by the registered Holder or Holders thereof, by the duly appointed legal representative of the Holders, or by a duly authorized attorney. Subject to the terms of this Agreement, each Warrant Certificate may be exchanged for another Warrant Certificate or Certificates entitling the Holder to purchase a like aggregate number of Warrant Shares as the Warrant Certificate or Certificates surrendered then entitles such Holder to purchase. Any Holder desiring to exchange a Warrant Certificate or Certificates shall make such request in writing delivered to the Warrant Agent, and shall surrender, duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments in form reasonably satisfactory to the Warrant Agent, the Warrant Certificate or Certificates to be so exchanged. Upon registration of transfer or exchange, the Company shall issue and the Warrant Agent shall countersign and deliver by certified mail a new Warrant Certificate or Certificates to the persons entitled thereto.

3.2            No Service Charges. No service charge shall be made for any exchange or registration of transfer of a Warrant Certificate or of Warrant Certificates, but the Company may require payment of a sum sufficient to cover any stamp tax or other tax or other governmental charge that is imposed in connection with any such exchange or registration of transfer pursuant to Section 5.

3.3            Acceptance of Terms. By accepting the initial delivery, transfer or exchange of Warrants, each Holder shall be deemed to agree to the terms of this Agreement as it may be in effect from time to time, including any amendments or supplements duly adopted in accordance with Section 12.3. A copy of this Agreement may be obtained by a Holder without cost upon written request to the Company at its principal office or to the Warrant Agent.

4.	TERM OF WARRANTS; EXERCISE OF WARRANTS; REGISTRATION OF WARRANT SHARES

4.1            Term of Warrants. Subject to the terms of this Agreement, each Holder shall have the right, which may be exercised on any Business Day during the Exercise Period, to receive from the Company the number of Warrant Shares which the Holder may at the time be entitled to purchase upon exercise of such Warrants and payment of the Exercise Price then in effect for such Warrant Shares. The Warrant Shares issued to a Holder upon exercise of its Warrants shall be duly authorized, validly issued, fully paid and non-assessable and shall not have been issued in violation of or subject to any preemptive rights. Each Warrant not exercised prior to the expiration of the Exercise Period shall become void, and all rights under such Warrant and under this Agreement shall cease as of the expiration of the Exercise Period, provided, however, that if the Exercise Period ends during a suspension pursuant to Section 4.3, the Exercise Period shall be extended for an additional period of time equal to the longer of the period of such suspension during the Exercise Period and twenty (20) Business Days after the date on which the Warrant Agent sends notice to the Holders of the expiration of such suspension period.

4.2            Exercise of Warrants.

 (a)            During the Exercise Period, except as such may be suspended from time to time as set forth in Section 4.3, each Holder may exercise from time to time some or all of the Warrants evidenced by its Warrant Certificate(s) by: (i) surrendering to the Company at the principal office of the Warrant Agent such Warrant Certificate(s) with written notice (in the form attached to this Agreement) duly completed and signed, which signature shall be guaranteed by an eligible guarantor institution (a bank, savings and loan association or credit union with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, and (ii) paying to the Warrant Agent for the account of the Company the aggregate Exercise Price for the number of Warrant Shares in respect of which such Warrants are exercised. Warrants shall be deemed exercised on the date such Warrant Certificate(s) are surrendered to the Warrant Agent and tender of payment of the aggregate Exercise Price is made. Payment of the aggregate Exercise Price shall be made (1) by wire transfer of immediately available funds to the Warrant Agent for the account of the Company, (2) by certified or official bank check or checks payable to the order of the Company (any such payments under subsections (1) or (2) shall be made in lawful money of the United States of America), or (3) by surrender to the Warrant Agent of the right to receive a number of Warrant Shares, calculated to the nearest one one-hundredth of a share, pursuant to the formula below. In the event that a Holder elects to make payment of the aggregate Exercise Price by surrender of the right to receive Warrant Shares as provided in subsection (3) of the preceding sentence, the number of Warrant Shares issuable to such Holder shall be calculated as follows:

X = Y(A-B)
 A

Where:    X = the number of Warrant Shares to be issued to such Holder upon exercise (subject to Section 9);

 Y = the total number of Warrant Shares purchasable pursuant to the Warrant being exercised (or, if such Warrant is being exercised only in part, the number of Warrant Shares for which it is being exercised);

 A = the Trading Price of a share of Common Stock determined as of the date of exercise; and

 B = the then-current Exercise Price.

 (b)            In the event that less than all of the Warrants evidenced by a Warrant Certificate are exercised, the Holder thereof shall be entitled to receive a new Warrant Certificate or Certificates as specified by such Holder evidencing the remaining Warrant or Warrants, and the Warrant Agent is hereby irrevocably authorized by the Company to countersign, issue and deliver the required new Warrant Certificate or Certificates evidencing such remaining Warrant or Warrants pursuant to Section 4.2 and Section 3 of this Agreement. The Company, whenever requested by the Warrant Agent, will supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose.

 (c)            Upon the exercise of any Warrants in accordance with this Agreement, the Company shall cause the Warrant Agent, on the Company’s behalf, to issue and deliver with all reasonable dispatch, to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants and shall take or cause the Warrant Agent to take such other actions as are necessary to complete the exercise of the Warrants (including, without limitation, payment of any cash with respect to fractional interests required under Section 9). The certificate or certificates representing such Warrant Shares shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date the Warrants are exercised.

 (d)            Upon delivery of the Warrant Shares issuable upon exercise of a Warrant in accordance herewith and of any required new Warrant Certificates, the Company shall direct the Warrant Agent by written order to cancel the Warrant Certificates surrendered upon exercise. Such canceled Warrant Certificates shall then be disposed of by the Warrant Agent in a manner permitted by applicable laws and satisfactory to the Company in accordance with its written instructions to the Warrant Agent. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all amounts received by the Warrant Agent upon exercise of such Warrants.

 (e)            The Warrant Agent shall keep copies of this Agreement and any notices given or received pursuant to this Agreement available for inspection by the Holders during normal business hours at its office. The Company shall, at its sole expense, supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may reasonably request.

4.3            Registration of Warrant Shares; Suspension of Exercise Period.

 (a)            The Company shall use its Commercially Reasonable Best Efforts to (i) file under the Securities Act, within two hundred seventy (270) days of the date hereof, the Registration Statement, (ii) cause such Registration Statement to be declared effective by the SEC within three hundred sixty six (366) days of the date hereof and (iii) keep such Registration Statement effective at all times during the Exercise Period, and will make such number of Qualifying Prospectuses available to Holders as they shall reasonably request. No shares of Common Stock shall be issued, and the right to exercise all Warrants shall be suspended, for all periods during which there is not an effective Registration Statement and/or there is not a Qualifying Prospectus available to Holders. The Company shall promptly notify the Warrant Agent of any such suspension, and the Warrant Agent shall have no duty, responsibility or liability in respect of any shares of Common Stock issued or delivered prior to its receipt of such notice. The Company shall promptly notify the Warrant Agent of the termination of any such suspension, and the Company shall cause the Warrant Agent to notify the Holders of the termination of such suspension promptly following notice to the Warrant Agent by the Company. Should the ability of the Holders to exercise the Warrants be suspended for more than an aggregate of sixty (60) days in any three hundred sixty five (365) day period pursuant to this Section 4.3(a), the Exercise Period shall be extended by the aggregate number of days in such suspension period(s) in excess of sixty (60) days. The Company represents and warrants that the issuance of the Warrants is exempt from registration pursuant to Section 3(a)(10) of the Securities Act.

 (b)            Notwithstanding the foregoing, the Company shall have the right, exercisable by giving written notice of the exercise of such right to the Warrant Agent, at any time and from time to time, to suspend the Exercise Period or delay filing for a period not in excess of 60 calendar days during any consecutive three hundred sixty-five (365) day period beginning on the date on which such notice is given, or such shorter period of time as may be specified in such notice or in a subsequent notice delivered by the Company to such effect, if (i) the Company is, in its good faith judgment, in possession of Material Information, (ii) such Material Information would, in the judgment of the Company’s board of directors (after consultation with counsel), need to be disclosed so as to permit the Warrant Shares to be sold in compliance with law, and (iii) disclosure of such Material Information would, in the good faith judgment of the Company (after consultation with counsel), be adverse to its interests. Should the ability of the Holders to exercise the Warrants be suspended for more than an aggregate of sixty (60) days in any three hundred sixty five (365) day period pursuant to this Section 4.3(b), the Exercise Period shall be extended by the aggregate number of days in such suspension period(s) in excess of sixty (60) days.

5.	PAYMENT OF TAXES

The Company will pay all documentary stamp and other like taxes, if any, attributable to the initial issuance and delivery of the Warrants and the initial issuance and delivery of the Warrant Shares upon the exercise of Warrants. However, the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer of the Warrants or involved in the issuance or delivery of any Warrant Shares in a name other than that of the Holder of the Warrants being exercised, and the Warrant Agent shall not register any such transfer or issue or deliver any Warrant Certificate(s) or Warrant Shares unless or until the persons requesting the registration or issuance shall have (i) paid to the Warrant Agent for the account of the Company the amount of such tax, if any, (ii) established to the reasonable satisfaction of the Company that such tax, if any, has been paid, or (iii) delivered to the Company an opinion of legal counsel that no such tax is due.

6.	LOST OR STOLEN WARRANT CERTIFICATES

In the event that any Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company shall issue, and the Warrant Agent shall countersign and deliver, a replacement Warrant Certificate representing an equivalent right or interest. The Holder must submit evidence reasonably satisfactory to the Company and the Warrant Agent of such loss, theft or destruction of such Warrant Certificate and an indemnity or bond, if requested by the Company or the Warrant Agent, also reasonably satisfactory to them. An applicant for such a substitute Warrant Certificate shall also comply with such other reasonable procedures as the Company or the Warrant Agent may reasonably require. The Company and Warrant Agent may charge the Holder for their expenses in replacing a Warrant Certificate.

7.	RESERVATION OF WARRANT SHARES

7.1            Reservation of Common Stock. The Company shall at all times keep reserved out of its authorized Common Stock, free of all preemptive rights, a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the outstanding Warrants. The transfer agent for the Common Stock and every subsequent or other transfer agent for any shares of the Company’s capital stock issuable upon the exercise of the Warrants (each, a “Transfer Agent”) will be and are hereby irrevocably authorized and directed at all times to reserve such number of authorized shares of Common Stock as shall be required for such purpose. The Company will keep a copy of this Agreement on file with each Transfer Agent. The Company will supply its Transfer Agent with duly executed stock certificates for such purposes and will itself provide or otherwise make available any cash which may be payable as provided in Section 9. The Company will furnish to its Transfer Agent a copy of all notices of adjustments, and certificates related thereto, transmitted to each Holder. The Company will give the Warrant Agent prompt notice of any change in any Transfer Agent or any change of address of any Transfer Agent.

7.2            Corporate Actions. Before taking any action which would cause an adjustment pursuant to Section 8 reducing the Exercise Price, the Company will take any and all corporate action which may be necessary in order that the Company may validly and legally issue fully paid and non-assessable Warrant Shares at the Exercise Price as so adjusted.

8.	ADJUSTMENT OF WARRANT SHARES AND EXERCISE PRICE.

8.1            Adjustments. The Warrant Shares purchasable upon the exercise of each Warrant and the Exercise Price shall be subject to adjustment as follows:

 (a)            Adjustment for Change in Capital Stock. Subject to Section 8.1(b), in case the Company shall (i) pay a dividend on its outstanding shares of Common Stock in shares of Common Stock or make a distribution of shares of Common Stock on its outstanding shares of Common Stock, (ii) make a distribution on its outstanding shares of Common Stock in shares of its capital stock other than Common Stock, (iii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iv) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (v) issue, by reclassification of its shares of Common Stock, other securities of the Company (including any such reclassification in connection with a consolidation or merger in which the Company is the surviving entity) (each, an “Adjustment Event”), then the number of Warrant Shares purchasable upon exercise of each Warrant immediately prior to the Adjustment Event shall be adjusted so that the Holder of each Warrant shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which such Holder would have owned or have been entitled to receive upon the happening of the Adjustment Event had such Warrant been exercised in full immediately prior to the happening of such Adjustment Event or any record date with respect to such Adjustment Event. If a Holder is entitled to receive shares of two or more classes of capital stock of the Company pursuant to the foregoing sentence upon exercise of Warrants, the allocation of the adjusted Exercise Price between such classes of capital stock shall be determined reasonably and in good faith by the Board of Directors of the Company. After such allocation, the exercise privilege and the Exercise Price with respect to each class of capital stock shall thereafter be subject to adjustment on terms substantially identical to those applicable to Common Stock in this Section 8. An adjustment made pursuant to this Section 8.1(a) shall become effective immediately after the record date for such Adjustment Event or, if none, immediately after the effective date of such Adjustment Event. Such adjustment shall be made successively whenever an Adjustment Event occurs.

 (b)            Minimum Adjustment. No adjustment in the number of Warrant Shares purchasable by a Holder pursuant to Section 8.1(a) shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of Warrant Shares purchasable upon the exercise of each Warrant. The amount by which any adjustment is not made by reason of this subsection shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one-hundredth of a Warrant Share.

 (c)            Adjustment in Exercise Price. Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant is adjusted pursuant to Section 8.1(a), the Exercise Price payable for each Warrant Share immediately prior to such adjustment shall be adjusted (to the nearest cent) by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior to the Adjustment Event and the denominator of which shall be the number of Warrant Shares purchasable immediately after the Adjustment Event.

8.2            Notice of Adjustment. Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant or the Exercise Price of Warrant Shares is adjusted, the Company shall cause the Warrant Agent promptly to mail to each Holder, at the sole expense of the Company, by first class mail, postage prepaid, notice of such adjustment or adjustments and shall deliver to the Warrant Agent a certificate of an officer of the Company setting forth: (a) the number of Warrant Shares purchasable upon the exercise of each Warrant and the Exercise Price for each Warrant Share after such adjustment, (b) a brief statement of the facts requiring such adjustment, and (c) the computations by which such adjustment was made. The Warrant Agent shall be entitled to rely on such certificate and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same, from time to time, to any Holder requesting an inspection of such certificate during reasonable business hours.

8.3            Merger or Consolidation.

 (a)            In case of any consolidation or merger of the Company into another entity, or any sale of all or substantially all assets of the Company (collectively, a “Reorganization”), the Company or such successor entity shall on or before the date of consummation of the Reorganization (the “Closing Date”), at its option, either:

  (i)            deliver to the Warrant Agent a notice of redemption (the “Redemption Notice”), which shall be binding on the Company and on all Holders, and redeem all Warrants by payment, in cash, to each Holder of an amount equal to the excess, if any, of (A) the value of the consideration that each such Holder would have been entitled to receive upon the consummation of the Reorganization had such Holder exercised all of such Holder’s Warrant(s) immediately prior to such Reorganization, over (B) the aggregate Exercise Price that would have been payable by each such Holder upon any such exercise immediately prior to such Reorganization, such payments to be made within ten (10) Business Days of the Closing Date; or

  (ii)            execute and deliver to the Warrant Agent an agreement, which shall be binding on the Holders, that each Holder shall have the right thereafter upon payment of the Exercise Price in effect immediately prior to such action (after giving effect to any applicable adjustments) to purchase upon exercise of each Warrant the kind and amount of shares and other securities and property (including cash) which such Holder would have owned or have been entitled to receive upon the consummation of the Reorganization had such Warrant been exercised immediately prior to such Reorganization. The Company shall at its sole expense mail, by first class mail, postage prepaid, to each Holder notice of the execution of any such agreement. Such agreement shall provide for adjustments, which shall be substantially identical to the adjustments provided for in this Section 8.

 (b)            In the event the Company delivers a Redemption Notice, any right to exercise a Warrant shall terminate at 5:00 p.m., Holland, Michigan time, on the Closing Date. On and after the Closing Date, the Holders of the Warrants shall have no further rights except to receive, upon surrender of the Warrant, the Redemption Price, without interest.

 (c)            The Company shall not merge or consolidate with or into any other entity, unless the successor entity (if not the Company) shall expressly assume, by supplemental agreement reasonably satisfactory in form and substance to the Warrant Agent in its sole judgment and executed and delivered to the Warrant Agent, the performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company. The provisions of this Section 8.3 shall similarly apply to successive consolidations or mergers.

8.4            Other Events. If any event occurs of the type contemplated by the provisions of this Section 8 but not expressly provided for by such provisions, then the Company’s Board of Directors will in good faith make an appropriate adjustment in the Exercise Price and the number or type of Warrant Shares so as to protect the rights of the Holders.

8.5            Statement on Warrants. Irrespective of any adjustments in the Exercise Price or the number or kind of securities purchasable upon the exercise of the Warrants, Warrants previously issued may continue to express the same Exercise Price and number and kind of Warrant Shares as are stated in the Warrants when initially issued.

8.6            No Impairment. The Company shall not, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms and provisions of this Agreement, amend its Articles of Incorporation or engage in any reclassification, reorganization, consolidation, merger, dissolution, liquidation, issue, sale or exchange of securities or any other voluntary action.

9.	FRACTIONAL INTERESTS

Neither the Company nor the Warrant Agent shall be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be exercised at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon such exercise shall be computed on the basis of the aggregate number of Warrants so exercised. If any fraction of a Warrant Share would, except for the provisions of this Section 9, be issuable on the exercise of any Warrant, the Company shall pay an amount in cash equal to the Trading Price for one share of Common Stock on the date the Warrant Certificate is presented for exercise, multiplied by such fraction.

10.	NO RIGHTS AS STOCKHOLDERS

10.1         No Rights. Nothing contained in this Agreement or in any of the Warrants shall be construed as conferring upon the Holders or their transferees the right to vote, to receive dividends, to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or to receive any rights whatsoever as stockholders of the Company.

10.2         Notice of Certain Events. In the event the Company shall:

 (a)            authorize the issuance to all holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase shares of Common Stock or any other subscription rights, options or warrants;

 (b)            authorize the distribution to all holders of shares of Common Stock of securities or assets (other than cash dividends);

 (c)            effect any Reorganization, any reclassification or change of Common Stock issuable upon exercise of the Warrants (other than a change in par value or as a result of a subdivision or combination of outstanding shares of Common Stock), or a tender offer or exchange offer for shares of Common Stock; or

 (d)            effect a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be filed with the Warrant Agent and shall cause to be given to each Holder at its address appearing on the Warrant Register, at least twenty (20) calendar days prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first class mail, postage prepaid, a written notice stating (x) the date as of which the Holders of record of shares of Common Stock entitled to receive any such rights, options, warrants or distribution are to be determined, (y) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (z) the date on which any such reclassification, Reorganization, dissolution, liquidation or winding up is expected to become effective or consummated, as well as the date as of which it is expected that Holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, Reorganization, dissolution, liquidation, or winding up. The failure to give the notice required by this Section 10.2 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, reclassification, Reorganization, dissolution, liquidation, winding up or action, or the vote upon any of the foregoing.

11.	WARRANT AGENT

11.1       Appointment. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the terms and conditions of this Agreement, and the Warrant Agent hereby accepts such appointment. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the terms and conditions set forth in this Agreement.

11.2       Rights and Duties of Warrant Agent.

(a)             Agent for the Company. In acting under this Agreement and in connection with the Warrant Certificates, the Warrant Agent is acting solely as agent of the Company and does not assume any obligation or relationship or agency or trust for or with any of the Holders or beneficial owners of Warrants.

(b)            Counsel. The Warrant Agent may consult with counsel satisfactory to it (who may be counsel to the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or to any Holder in respect of any action taken, suffered or omitted by it in good faith and in accordance with the opinion or the advice of such counsel.

(c)             Documents. The Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it in reliance upon any Warrant Certificate, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper parties.

(d)            No Implied Obligations. The Warrant Agent shall be obligated to perform only such duties as are specifically set forth in this Agreement and in the Warrant Certificates, and no implied duties or obligations of the Warrant Agent shall be read into this Agreement or the Warrant Certificates against the Warrant Agent. The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained in this Agreement or in the Warrant Certificates.

(e)             Not Responsible for Adjustments or Validity of Stock. The Warrant Agent shall not at any time be under any duty or responsibility to any Holder to conduct any review or investigation to determine whether any facts exist that may require an adjustment of the number of Warrant Shares or other property issuable upon exercise of each Warrant or the Exercise Price, with respect to the nature or extent of any adjustment when made, or with respect to the method employed in making such adjustment. The Warrant Agent shall not be accountable with respect to the validity or value of any shares of Common Stock or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or upon any adjustment. The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any shares of Common Stock or stock certificates upon the surrender of any Warrant Certificate for the purpose of exercise or upon any adjustment.

11.3        Other Transactions in Securities of the Company. The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or any other securities of the Company, acquire a pecuniary interest in any transaction in which the Company may be interested, contract with or lend money to the Company and otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other Person.

11.4        Compensation and Indemnity. The Company agrees that the Warrant Agent is entitled, from time to time, to reasonable compensation for its services as mutually agreed and to reimbursement for all reasonable out-of-pocket expenses incurred by it, including the reasonable compensation and expenses of the Warrant Agent’s agents and counsel. The Company shall indemnify the Warrant Agent against any loss, liability or expense, including reasonable attorneys’ fees, incurred by it without negligence, willful misconduct, or bad faith on its part arising out of or in connection with the acceptance or performance of its duties under this Agreement. The Warrant Agent shall notify the Company promptly of any claim for which it may seek indemnity. The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Warrant Agent through willful misconduct, negligence or bad faith. The Company’s payment obligations pursuant to this Section 11.4 shall survive the termination of this Agreement.

11.5       Instructions from Company. The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties from the Chairman of the Board, the President, a Vice President, the Treasurer or the Secretary of the Company, and to request from such officers advice or instructions in connection with its duties. The Warrant Agent shall not be liable for any action taken, suffered or omitted by it in good faith in accordance with instructions of any such officer or officers, provided such instructions are not in contravention of this Agreement.

11.6        Successor Warrant Agent.

(a)             Resignation and Removal. Upon sixty (60) days’ prior written notice, the Warrant Agent may resign at any time, and such notice shall specify the date on which the resignation shall become effective. The Warrant Agent may be removed at any time by the Company upon sixty (60) days’ prior written notice, which notice shall specify the date on which the removal shall become effective. Notwithstanding the foregoing, no resignation or removal shall take effect until the appointment by the Company of a successor Warrant Agent and the acceptance of such appointment by such successor Warrant Agent.

(b)            Appointment of Successor. In the event that the Warrant Agent shall resign or be removed, shall become insolvent, shall consent to the appointment of or taking possession by a receiver, custodian, liquidator, assignee, trustee, sequestrator (or other similar official) of the Warrant Agent or its property or affairs, shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, a successor Warrant Agent shall be appointed by the Company. Any successor Warrant Agent shall be a bank or trust company, in good standing, incorporated under the laws of the United States of America or any state thereof, and having at the time of its appointment as Warrant Agent a combined capital and surplus of at least $100,000,000.

(c)             Successor To Expressly Assume Duties. Any successor Warrant Agent shall execute, acknowledge and deliver to its predecessor and to the Company an instrument accepting such appointment, and upon the delivery of such instrument, the successor Warrant Agent, without any further act, deed or conveyance, shall become vested with all the rights and obligations of such predecessor with like effect as if originally named as Warrant Agent under this Agreement, and the predecessor Warrant Agent, upon payment of its charges and disbursements then unpaid, shall become obligated to transfer, deliver and pay over all monies, securities and other property on deposit with or held by such predecessor as Warrant Agent. Upon the appointment of a successor Warrant Agent, the successor Warrant Agent shall mail, by first class mail, postage prepaid, to each Holder, written notice of such removal or resignation of the predecessor Warrant Agent and the name and address of the successor Warrant Agent.

(d)             Successor by Merger. Any corporation or entity into which the Warrant Agent may be merged or consolidated, any corporation or entity resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation to which the Warrant Agent shall sell or otherwise transfer all or substantially all of its assets and business shall be the successor Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, provided that the successor Warrant Agent is eligible for appointment as a successor Warrant Agent under the provisions of this Section 11.6. If at the time a successor Warrant Agent is appointed any of the Warrant Certificates shall have been countersigned but not delivered, any such successor Warrant Agent may adopt the countersignature of the original Warrant Agent and deliver such Warrant Certificates so countersigned, and all such Warrant Certificates shall be fully valid and effective as provided in this Agreement.

(e)             Name Change. If the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignatures under its prior name and deliver such Warrant Certificates so countersigned, and all such Warrant Certificates shall be fully valid and effective as provided in this Agreement.

12.	MISCELLANEOUS

12.1        Notices.

(a)             Any notice pursuant to this Agreement shall be in writing addressed to the relevant address set forth below or such other relevant address as may be specified in writing by the relevant party. A notice shall be deemed properly made: (i) upon personal delivery, (ii) five (5) days after deposit in the mail, postage prepaid, first class mail, or (iii) one (1) day after deposit with a recognized overnight courier, postage prepaid.

If to the Company:

Macatawa Bank Corporation
10753 Macatawa Drive
Holland, Michigan 49424
Attn: Chief Financial Officer
Facsimile: (616) 494-7644

If to the Warrant Agent:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
Attn: Daniel Flynn
Facsimile: (908) 497-2310

(b)            Any notice pursuant to this Agreement by the Company or the Warrant Agent to the Holders shall be in writing and shall be delivered to such Holders at their respective addresses in the Warrant Register. The address of each Holder shall be as provided in the Warrant Register. Any Holder may change its address by notice to the Company and the Warrant Agent given in accordance with this Section 12.1. Failure to provide notice to a Holder or any defect in such notice shall not affect its sufficiency with respect to other Holders. If a notice is mailed in the manner provided by this Section 12, it is duly given, whether or not the addressee receives it.

12.2        Cancellation of Warrants. In the event the Company shall purchase or otherwise acquire Warrants, such Warrants shall be delivered to the Warrant Agent and be cancelled by it and retired. The Warrant Agent shall cancel any Warrant Certificate surrendered for exchange, substitution, transfer or exercise in whole or in part.

12.3        Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement, the Warrants and the Warrant Certificates without approval of any Holder, in order to: (a) cure any ambiguity or correct or supplement any provision contained in the Agreement, the Warrants and the Warrant Certificates that may be defective or inconsistent with any other provision in such documents, (b) comply with the requirements of any national securities exchange or the Market, or (c) make any other changes to this Agreement, the Warrants and the Warrant Certificates that (i) the Company and the Warrant Agent may deem necessary or desirable, (ii) shall not be inconsistent with the provisions of this Agreement, the Warrants and the Warrant Certificates, and (iii) shall not adversely affect the rights of any Holder. Any other supplement or amendment to this Agreement, the Warrants and the Warrant Certificates may be made with the approval of the Holders of a majority of the then outstanding Warrants, provided, however, that no such supplement or amendment shall, without the written consent of each Holder affected thereby, (w) shorten the Exercise Period for any Warrant, (x) increase the Exercise Price payable pursuant to any Warrant, (y) modify the provisions of this Section 12.3 or (z) increase the obligations of any Holder or otherwise disproportionately adversely affect the rights of any Holder. The Company shall give or cause the Warrant Agent to give prompt notice to all Holders of any supplement or amendment pursuant to this Section 12.3.

12.4        Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of the Company or the Warrant Agent and their respective successors.

12.5        Applicable Law. The terms and conditions of this Agreement and the Warrants shall be governed, construed, interpreted, and enforced in accordance with the domestic laws of the State of Michigan, without regard to its conflict of laws principles.

12.6        Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person or corporation other than the Company, the Warrant Agent and the Holders any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent, their respective assigns and the Holders.

12.7        Execution in Counterparts. This Agreement may be executed in multiple counterparts, which, when taken together, shall constitute one and the same instrument.

12.8        Captions. The captions of the sections and subsections of this Agreement have been inserted for convenience only and shall have no substantive effect.

(Signatures appear on the following page.)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

Macatawa Bank Corporation

By:

Name:

Title:

WARRANT AGENT:

Registrar and Transfer Company

By:

Name:

Title:

TO BE IN THE FORM OF A BANKNOTE CERTIFICATE

CUSIP No. _________

THIS WARRANT IS GOVERNED BY AND SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THE WARRANT AGREEMENT. A COPY OF THE WARRANT AGREEMENT MAY BE OBTAINED UPON REQUEST FROM MACATAWA BANK CORPORATION OR THE WARRANT AGENT.

Warrant to Purchase Common Stock of Macatawa Bank Corporation

This Warrant (the “Warrant”) is issued to _____________________________, or his, her or its registered assigns (the “holder”) by Macatawa Bank Corporation, a Michigan corporation (the “Company”), on ___________________, 2009 (the “Warrant Issue Date”). This Warrant is issued pursuant to that certain Warrant Agreement, dated __________, 2009 (the “Warrant Agreement”), between the Company and Registrar and Transfer Company, a New Jersey corporation (the “Warrant Agent”) and in furtherance of that certain Settlement and Release and Stock and Warrant Issuance Agreement, dated  [November 26, 2008] , in settlement of the lawsuit pending in the United States District Court for the Western District of Michigan, entitled  In re Trade Partners, Inc. Investor Litigation , Case No. 1:07-MD-1846-RHB, and the lawsuit pending in the Kent County Circuit Court in Grand Rapids, Michigan, entitled  Giese et al. v. Macatawa Bank Corp et al.,  Case No. 06-11707-CZ.

1.              Definitions. All capitalized terms not defined herein shall have the meanings ascribed to them in the Warrant Agreement.

2.              Purchase Shares. Subject to the terms and conditions hereinafter set forth, the holder is entitled, upon surrender of this Warrant to the Warrant Agent, to purchase from the Company up to __________________________________ (_________) fully paid and non-assessable shares of the Company’s Common Stock. The number of shares of Common Stock issuable pursuant to this Section 2 shall be subject to adjustment pursuant to Section 8 of the Warrant Agreement.

3.              Exercise Price. The purchase price for each Warrant Share shall be $9.00 per share, as adjusted from time to time pursuant to Section 8 of the Warrant Agreement (the “Exercise Price”). All payments shall be made in lawful money of the United States of America by certified or official bank check or checks payable to the order of the Company or by wire transfer.

4.              Exercise Period. This Warrant shall be exercisable, in whole or in part, on any Business Day, from and after the later of (a) ____________, 2010 and (b) the Effective Date of the Registration Statement and until 5:00 p.m., Holland, Michigan time, on the fifth anniversary of the later of (a) or (b), as such period may be extended pursuant to the terms of the Warrant Agreement (the “Exercise Period”).

5.              Method of Exercise. While this Warrant remains outstanding and during the Exercise Period, the holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by: (a) the surrender of this Warrant, together with a duly executed copy of the form of Notice of Election (attached to this Warrant), to the Warrant Agent at its principal offices; and (b) the payment to the Warrant Agent for the account of the Company of an amount equal to the aggregate Exercise Price for the number of Warrant Shares being purchased in any manner permitted in the Warrant Agreement.

6.              Certificates for Warrant Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Warrant Shares so purchased shall be issued as soon as practicable thereafter (with appropriate restrictive legends, if applicable), and in any event within thirty (30) days of the delivery of the Notice of Election. In case the holder shall exercise this Warrant with respect to less than all of the Warrant Shares that may be purchased under this Warrant, the Company shall execute a new warrant in the form of this Warrant for the balance of such Warrant Shares and deliver such new warrant to the holder of this Warrant.

7.              No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares, the Company shall make a cash payment for such fractional shares or scrip on the basis of the Trading Price determined as of the date of exercise.

8.              No Shareholder Rights. Prior to exercise of this Warrant, the holder shall not be entitled to any rights of a shareholder with respect to the Warrant Shares, including (without limitation) the right to vote such Warrant Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings, and such holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company. However, nothing in this Section 8 shall limit the right of the holder to be provided the notices required under the Warrant Agreement.

9.              Transfers of Warrant, Subject to compliance with applicable federal and state securities laws, this Warrant and all rights (but only with all related obligations) under this Warrant are transferable in whole or in part by the holder. The transfer shall be recorded on the books of the Company upon (a) the surrender of this Warrant, properly endorsed, or as otherwise provided for in Section 3 of the Warrant Agreement, to the Warrant Agent at its principal offices, and (b) the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the holders one or more appropriate new warrants.

10.           Successors and Assigns. The terms and provisions of this Warrant and the Warrant Agreement shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

11.           Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holder. Any waiver or amendment effected in accordance with this Section shall be binding upon each holder of any Warrant Shares purchased under this Warrant at the time outstanding (including securities into which such Warrant Shares have been converted), each future holder of all such Warrant Shares, and the Company.

12.           Notices. All notices required under this Warrant shall be deemed to have been given or made for all purposes (a) upon personal delivery, (b) five (5) days after deposit in the mail, postage prepaid, first class mail, or (c) one (1) day after deposit with a recognized overnight courier, postage prepaid. Notices to the Company shall be sent to 10753 Macatawa Drive, Holland, Michigan 49424 (or at such other place as the Company shall notify the holder hereof in writing). Notices to the holder shall be sent to the address of the holder in the Warrant Register. Notices to the Warrant Agent shall be sent to 10 Commerce Drive, Cranford, New Jersey 07016, Attn: Dan Flynn (or such other address as the Warrant Agent shall indicate in a notice to the Company and the holder).

13.           Captions. The section and subsection headings of this Warrant are inserted for convenience only and shall not constitute a part of this Warrant in construing or interpreting any provision hereof.

14 .          Governing Law. The terms and conditions of this Warrant shall be governed, construed, interpreted, and enforced in accordance with the domestic laws of the State of Michigan, without regard to its conflict of laws principles.

15.           Warrant Agreement. This Warrant is governed by and subject to the terms and conditions contained in the Warrant Agreement. In the event of a conflict between the provisions of the Warrant Agreement and this Warrant, the provisions of the Warrant Agreement shall govern. A copy of the Warrant Agreement may be obtained at no cost upon request from the Company at its principal office or from the Warrant Agent.

IN WITNESS WHEREOF, the Company and the Warrant Agent have caused this Warrant to be executed by their duly authorized officers.

COMPANY:

Macatawa Bank Corporation

By:

Name:

Title:

WARRANT AGENT:

Registrar and Transfer Company

By:

Name:

Title:

MACATAWA BANK CORPORATION

WARRANT NOTICE OF EXERCISE

To:	Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016

1.              The undersigned hereby elects to purchase ___________________ shares of Common Stock of Macatawa Bank Corporation, a Michigan corporation (the “Company”), pursuant to the terms of the attached Warrant and the Warrant Agreement referenced in such Warrant. To the extent the undersigned is not exercising this Warrant in full, please reissue and return to the undersigned a new Warrant to purchase the remaining number of shares of Common Stock.

2.              Payment of the Exercise Price per share required under such Warrant accompanies this notice in the amount of $__________________ by means of:

_____	wire transfer of immediately available funds to the Warrant Agent for the account of the Company,

_____	certified or official bank check or checks to the order of the Company, or

_____	surrender of the right to receive Warrant Shares having an aggregate Trading Price determined as of the date hereof equal to the aggregate Exercise Price.

Signature:	Name in Which Shares Are to be Registered:

Print Name:	Name:

SSN:	SSN:

Address:	Address:

Date:

Signatures must be guaranteed by an eligible guarantor institution (a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended.

Signature Guaranteed by:

MACATAWA BANK CORPORATION

WARRANT TRANSFER

To:	Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016

For value received, the undersigned hereby sells, assigns and transfers unto ________________________________________________ the right to purchase _________________________________________ (____________) shares of Common Stock, no par value, of Macatawa Bank Corporation, a Michigan corporation (the “Corporation”) pursuant to the attached Warrant and does hereby irrevocably constitute and appoint Registrar and Transfer Company as the undersigned’s attorney-in-fact, with full power of substitution, to transfer the Warrant, or such portion as is transferred hereby, on the books of the Corporation. The undersigned requests that the Registrar and Transfer Company issue to the transferee a Warrant certificate evidencing such transfer and to issue to the undersigned a new Warrant evidencing the right to purchase Common Stock for the balance not so transferred, if any.

Signature:	Name in Which Shares Are to be Registered:

Print Name:	Name:

SSN:	SSN:

Address:	Address:

Date:

Signatures must be guaranteed by an eligible guarantor institution (a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-l5 of the Securities Exchange Act of 1934, as amended.

Signature Guaranteed by: